EXHIBIT 4.33
                                    AGREEMENT

         This Agreement, made as of April 2, 2003, by and between EP MedSystems, Inc. (the "Company"), a New Jersey corporation, and William Winstrom ("Winstrom"), a New Jersey resident.

                        Whereas, the Company executed a Mortgage Note in favor of Winstrom as holder of said note, dated November 21, 2002
        (the "Mortgage Note"),
                        Whereas, the parties hereto desire to convert a portion of the Mortgage Note indebtedness into common stock of the Company,
                        Now, therefore, the Company and Winstrom hereby agree as follows:

1. Winstrom hereby converts $187,500 of the principal amount due him under the Mortgage Note into 150,000 shares of the common stock of the Company.
2.       The Conversion Date is April 2, 2003.
3. As soon as practicable, the Company shall deliver to Winstrom a certificate representing the 150,000 shares of the Company's common stock.
4. The principal amount of the Mortgage Note shall be reduced by $187,500 upon issuance of the shares.
5.       All provisions of the Mortgage Note shall remain intact.
6. The Company represents that it has full corporate authority to enter into this agreement and issue the shares of the Company's common stock referred to above.

In Witness Whereof, the parties have executed this agreement as of the date first above written.
                                             By:     EP MEDSYSTEMS, INC.

 /s/ WILLIAM WINSTROM                              /s/  MATTHEW HILL
------------------------------              ----------------------------
      WILLIAM WINSTROM                       Name:    Matthew Hill
                                             Title:   Chief Executive Officer
                                                           and President